                                                                   Exhibit 10.56


                      OPERATION AND MAINTENANCE AGREEMENT

                                 (BLM PROJECT)

                           Dated as of May 28, 1999
                                     among

                            COSO ENERGY DEVELOPERS

                                      and

                          COSO OPERATING COMPANY LLC

                                      and

                        COSO TRANSMISSION LINE PARTNERS

                                      and

                      FPL ENERGY OPERATING SERVICES, INC.

                               TABLE OF CONTENTS

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SECTION 1      DEFINITIONS AND INTERPRETATION..........................     1

     Section 1.1    Definitions........................................     1

     Section 1.2    Interpretation.....................................     9

     Section 1.3    Technical Meanings.................................     9

     Section 1.4    Headings...........................................     9

     Section 1.5    Interpretation; Precedence.........................     9

     Section 1.6    Status of Operator and Owner.......................     9

SECTION 2      RESPONSIBILITIES OF OPERATOR............................    10

     Section 2.1    Scope of Services..................................    10

     Section 2.2    Standards for Performance of the Services..........    10

     Section 2.3    Personnel Standards................................    10

     Section 2.4    Approvals and Permits..............................    11

     Section 2.5    Operating Data and Records.........................    11

     Section 2.6    No Liens or Encumbrances...........................    12

     Section 2.7    Preservation of Warranties.........................    12

     Section 2.8    Emergency Action...................................    12

     Section 2.9    O & M Manuals......................................    12

     Section 2.10   Subcontractors.....................................    12

     Section 2.11   Access.............................................    13

     Section 2.12   Cooperation with Other Contractors.................    13

SECTION 3      LIMITATIONS ON AUTHORITY OF OPERATOR....................    13

     Section 3.1    Agency.............................................    13

     Section 3.2    General Limitations................................    13

     Section 3.3    Execution of Documents.............................    15

SECTION 4      PROCEDURES, PLANS AND REPORTING.........................    15

     Section 4.1    Representatives of Parties; Employees..............    15

     Section 4.2    O&M Manuals........................................    15

     Section 4.3    Annual Facility Operating Plan and Budget..........    16

     Section 4.4    Availability of Operating Data and Records.........    17

     Section 4.5    Accounts and Reports...............................    17

     Section 4.6    Financial Records..................................    18

                                      -i-
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                               TABLE OF CONTENTS
                                  (continued)

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SECTION 5      COMPENSATION AND PAYMENT....................................     19

     Section 5.1    Compensation...........................................     19

     Section 5.2    Reimbursable Costs.....................................     19

     Section 5.3    Annual Operating Fee...................................     20

     Section 5.4    Reserved...............................................     20

     Section 5.5    Changed Conditions; Change in Scope of Services........     20

SECTION 6      TERM........................................................     20

     Section 6.1    Term...................................................     20

     Section 6.2    Termination by Owner...................................     21

     Section 6.3    Termination by Operator................................     21

     Section 6.4    Facility Condition at End of Term; Transmission Line...     21

     Section 6.5    Termination Costs......................................     22

SECTION 7      INSURANCE....................................................    22

     Section 7.1    General................................................     22

     Section 7.2    Operator Insurance.....................................     22

     Section 7.4    Form and Content.......................................     23

     Section 7.5    Certificates; Proof of Loss............................     24

SECTION 8      INDEMNIFICATION.............................................     24

     Section 8.1    By Operator............................................     24

     Section 8.2    By Owner...............................................     25

     Section 8.3    Cooperation Regarding Claims...........................     25

SECTION 9      LIABILITIES OF THE PARTIES..................................     26

     Section 9.1    Limitations of Liability...............................     26

     Section 9.2    Environmental Liability................................     26

     Section 9.3    Limitation of Owner's Liability........................     26

     Section 9.4    Limitation of Operator's Liability.....................     27

     Section 9.5    Section 1542...........................................     27

SECTION 10     TITLE, DOCUMENTS AND DATA...................................     28

     Section 10.1   Materials and Equipment................................     28

     Section 10.2   Documents; Proprietary Information.....................     28

     Section 10.3   Review by Owner........................................     28


                               TABLE OF CONTENTS
                                  (continued)

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SECTION 11     REPRESENTATIONS AND WARRANTIES..........................    29

     Section 11.1   Operator Representations and Warranties............    29

     Section 11.2   Owner Representations and Warranties...............    29

SECTION 12     FORCE MAJEURE...........................................    30

     Section 12.1   Excused Performance................................    30

     Section 12.2   Notice of Force Majeure............................    30

     Section 12.3   Scope..............................................    30

SECTION 13     CONFIDENTIAL INFORMATION................................    30

     Section 13.1   Non-disclosure.....................................    30

     Section 13.2   Disclosure to Government Agency....................    30

SECTION 14     MISCELLANEOUS PROVISIONS................................    31

     Section 14.1   Assignment.........................................    31

     Section 14.2   Entire Agreement and Amendments....................    31

     Section 14.3   Survival...........................................    32

     Section 14.4   Severability.......................................    32

     Section 14.5   Waiver.............................................    32

     Section 14.6   Notices............................................    32

     Section 14.7   GOVERNING LAW......................................    33

     Section 14.8   Further Assurances.................................    33

     Section 14.9   No Third Person Rights.............................    33

     Section 14.10  Dollars............................................    33

     Section 14.11  Counterparts.......................................    33

     Section 14.12  Strikes............................................    33


Appendix A  SCOPE OF SERVICES
Appendix B  FACILITY AGREEMENTS
Appendix C  EMPLOYMENT
Appendix D  FORM OF AFE

                      OPERATION AND MAINTENANCE AGREEMENT
                                  BLM PROJECT

          THIS OPERATION AND MAINTENANCE AGREEMENT FOR BLM PROJECT (the "Agreement") dated as of May 28, 1999 is made and entered into by and between Coso Energy Developers, a California general partnership ("CED"), Coso Operating Company LLC, a Delaware limited liability company ("COC"), Coso Transmission Line Partners, a California general partnership ("CTLP") (CED, COC and CTLP collectively, the "Owner"), and FPL Energy Operating Services, Inc., a Florida corporation ("Operator").

                                   RECITALS
                                   --------

          WHEREAS, CED owns a three unit 90 megawatt geothermal small power production facility, steam production wells, a resource gathering and injection system and related equipment and facilities commonly known as the BLM Project located in Inyo County, California;

          WHEREAS, COC is identified as the operator under certain permits to operate issued by the Great Basin Unified Air Pollution Control District in connection with the BLM Project;

          WHEREAS, CTLP owns the Transmission Line, interconnection to the Transmission Line, the switchgear, and certain common control and support facilities and certain real property, fixtures and buildings located on the Facility Site;

          WHEREAS, Owner wishes to engage Operator to perform operation and maintenance services for the BLM Project, and Operator is willing to provide such services, all on the terms provided herein.

          NOW, THEREFORE, in consideration of the mutual covenants, undertakings and conditions set forth below, the Parties agree as follows:

                                   SECTION 1

                        DEFINITIONS AND INTERPRETATION

          Section 1.1  Definitions.  Except as otherwise expressly provided or
                       -----------
unless the context otherwise requires, the capitalized terms set forth below where used in this Agreement (including the Recitals and Appendices) have the following meanings:

          "Actual O&M Expenses" shall mean the actual amount of Reimbursable Costs incurred during a calendar month.

          "Administrative Procedures Manual" has the meaning assigned to such term in Section 4.2.

          "Affiliate" means any entity owned by, owning, controlled by, controlling or under common control or ownership with Operator or Owner or any partner of Operator or Owner, as the case may be. "Control" of a Person (including, with correlative meanings, the terms "controlled by" or "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          "AFE" or "Authorization for Expenditure" shall mean a document in the form shown in Appendix D whereby Owner authorizes Operator to perform work and authorizes the expenditure of funds therefor.

          "Agreement" means this Operation and Maintenance Agreement between Owner and Operator, including all Appendices, as the same may be modified or amended from time to time in accordance with the provisions hereof.

          "Annual Budget" has the meaning assigned to such term in Section 4.3.

          "Annual Operating Plan" has the meaning assigned to such term in
Section 4.3.

          "Annual Operating Fee" has the meaning assigned to such term in
Section 5.3.

          "Appendices" means, collectively, the following appendices to this Agreement, which are incorporated herein and made a part hereof:

          Appendix A -- Scope of Services

          Appendix B -- Facility Agreements

          Appendix C -- Employment

          Appendix D -- Form of AFE

          "Applicable Law" shall mean any law, rule, regulation, permit, license, approval, franchise, requirement or order of any federal, state or local agency, court or other governmental body, applicable from time to time to the construction, equipping, testing, start-up, financing, ownership, leasing or operation of the Project or the performance of any obligations under any agreement entered into with respect to the Project.

          "BLM" means the United States Department of the Interior, Bureau of Land Management.

          "BLM Partnership" means Coso Energy Developers, a California general partnership which owns the BLM Project.

          "BLM Project" means the three unit 90 megawatt geothermal small power production facility, steam production wells, a resource gathering and injection system, power transmission lines and related equipment and facilities located on lands leased from the BLM in Inyo County, California.

          "Budgeted O&M Expenses" shall mean the operation, maintenance and repair costs for the Project set forth in the Annual Budget for each month.

          "Business Day" means any day on which commercial banks are authorized to open or are not required to close in New York, New York.

          "Commencement Date" means the closing date of this Agreement.

          "CTLP" means Coso Transmission Line Partners, a California general partnership, owned 50% by the Navy II Partnership and 50% by the BLM Partnership.

          "Dollar" or "$" means the lawful currency of the United States of America.

          "Energy and Capacity Revenues" means, with respect to any month or reference period, including, without limitation, an Operating Year, gross revenues received by Owner during such period from all sales of electric energy and capacity generated by the Facility.

          "Environmental Claim" means, with respect to any Person, any and all suits, sanctions, liabilities, legal proceedings, claims, demands, losses, costs and expenses of whatsoever kind or character, including reasonable attorneys' fees (whether at the trial or appellate level), civil fines or penalties or other expenses incurred, assessed or sustained by or against such Person as a result of or in connection with any Environmental Law.

          "Environmental Law" means any Law relating to the environment, health or safety now or hereafter in effect applicable to the Facility, the Field or the Facility Site.

          "Extended Expiration Date" has the meaning assigned to such term in
Section 6.1.

          "Facility" means the geothermal power facilities, located on the Facility Site, consisting of three units, interconnection to the Transmission Line, and certain common control and support facilities and any part of the surface of the real property, fixtures and buildings which are located within the Facility Site.

          "Facility Agreements" means, collectively, this Agreement, and each other agreement (or certain provisions thereof) set forth on Appendix C attached hereto and, subject to Section 5.5, any other agreement reasonably designated by Owner as a Facility Agreement, five Business Days after Owner provides such agreement to Operator, or such longer period as Owner and Operator agree in writing shall be necessary for Operator to comply with Section 2.1 with respect thereto, including all exhibits, schedules and attachments to each such agreement. Facility Agreements shall include any amendment to the foregoing upon notification by Owner to Operator.

          "Facility Manuals" means facility equipment manuals, system descriptions, system operating instructions, equipment maintenance instructions, pertinent design documentation, engineering drawings, plant electrical, schematic, and all other applicable drawing, plant and equipment set points, and plant processes and procedures.

          "Facility Site" means the real property on which the Facility is located as described in documents listed in Appendix B to this Agreement.

          "Fault of Operator" shall mean the negligent or grossly negligent acts or omissions or willful misconduct of Operator or of its employees, subcontractors or agents or any acts or omissions that are in breach of Operator's obligations under this Agreement.

          "Field" shall mean the geothermal wells and related fluid handling, gathering and distribution systems located on the Facility Site.

          "Financing Agreements" means any credit agreement, reimbursement agreement, note purchase agreement, trust indenture, lease agreement or other document under which Owner or its affiliates obtains financing (including any credit enhancement for any bonds) for the acquisition, development, construction, modification, repair or operation of the Project or any refinancing thereof.

          "Fluid" means the natural geothermal water, steam, brine and the materials contained therein, obtained from the Production Wells.

          "Force Majeure" means any act, event or condition, which is not within the commercially reasonable control of a Party that causes delay in or failure of performance of obligations under this Agreement, if such act, event or condition (a) is beyond the reasonable control of the Party relying thereon, (b) is not the result of any act, omission or delay of such Party (or any third Person over whom such Party has control including, without limitation, any subcontractor), (c) is not an act, event or condition, the risks or consequences of which such Party has expressly agreed to assume hereunder and (d) then only to the extent the same cannot be cured, remedied, avoided, offset, negotiated or otherwise overcome by the prompt exercise of due diligence of the Party relying thereon (or any third Person over whom such Party has control including, without limitation, any subcontractor) including, without limitation, any event or condition occasioned by or resulting from lightning, tornadoes, windstorms, extreme weather conditions, fires, storms or failures or partial failures of any equipment.

          "Government Agency" means any federal, state, local or municipal government, governmental department, commission, board, bureau, agency, instrumentality, judicial or administrative body having jurisdiction over Owner, Operator, the Facility, the Field or the Facility Site.

          "Hazardous Materials" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ("PCBs"); (b) any chemicals, materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", or words of similar import, under any Environmental Law or in any regulations thereto; and (c) any other chemical, material, substance or waste, exposure to which is now or hereafter prohibited, limited or regulated by any Government Agency.

          "Hazardous Materials Laws" shall mean federal, state or local laws, ordinances and regulations relating to any Hazardous Materials and applicable to the Facility or the Field.

          "Indemnified Party" has the meaning assigned to such term in Section 8.3.

          "Initial Expiration Date" has the meaning assigned to such term in
Section 6.1.

          "Injection Wells" means the wells in the Field through which the Fluid from the separator vessels and power plant is injected back into the ground.

          "Law" means any act, statute, law or regulation of any Government Agency as in effect from time to time relating to the Facility, the Facility site and the Field and the operation thereof.

          "Maintenance Reports" shall mean the maintenance and repair reports maintained by Operator relating to the Facility, the Facility Site and the Field.

          "Major Equipment" means all equipment related to the production and delivery of electric power, whose failure could result in a loss for an extended period of time of more than five percent of the rated capacity of the Facility.

          "Navy" means the United States Government, acting through the Western Division (Code 022) Naval Facilities Engineering Company, San Bruno, California and/or the Disbursing Officer, Code 0862, Naval Weapons Center, China Lake, California, as the context may require.

          "Navy I Partnership" means Coso Finance Partners, a California general partnership.

          "Navy II Partnership" means Coso Power Developers, a California general partnership.

          "NERC" means the North American Electric Reliability Council.

          "O&M Manuals" has the meaning assigned to such term in Section 4.2 hereto.

          "O&M Operating Account" has the meaning assigned to such terms in
Section 5.2.1.

          "Operating Logs" shall mean the daily operating logs showing the production from the Facility and the Field.

          "Operating Year" means initially, the remainder of the calendar year after the Commencement Date and thereafter, the twelve (12) month period beginning on the first day of each calendar year and each successive twelve (12) month period beginning on the consecutive anniversary dates thereof.

          "Operator" has the meaning assigned to such term in the Preamble.

          "Operator Indemnified Party" means Operator, its shareholders, partners, principals, Affiliates, officers, directors, employees, agents and representatives.

          "Owner" has the meaning assigned to such term in the Preamble.

          "Owner Indemnified Party" means Owner, Secured Party and their respective shareholders, partners, principals, Affiliates, officers, directors, employees, agents and representatives.

          "Party" means either Operator or Owner and "Parties" means both Operator and Owner.

          "Person" means any individual, partnership, corporation, association, business, trust, government or political subdivision thereof, governmental agency or other entity.

          "Planned Maintenance" shall mean daily, routine, and preventive maintenance and inspection of the equipment at the Facility and the Field as set forth in the Annual Operating Plan and Annual Budget. Each Annual Operating Plan is to be prepared with a view to the expected economic life of the Facility and the Field, it being understood that each item of equipment may not last for the entire economic life of the Facility or the Field and shall include as Planned Maintenance, without limitation, all service, overhaul (other than Unplanned Maintenance and major overhauls that constitute Unplanned Maintenance), inspection, replacement of parts, and maintenance procedures necessary or advisable for normal wear and tear and as recommended by the manufacturers and/or vendors of equipment at the Facility and the Field not less often than so recommended. For example, Planned Maintenance includes the replacement of equipment and components from time to time near or after the reasonably expected life of the equipment as set forth in the Annual Operating Plan.

          "Plant General Manager" has the meaning assigned to such term in
Section 4.1.

          "Point of Interconnection" shall mean the point where electricity generated by the Facility is delivered from the Facility to the SCE transmission system.

          "Production Wells" means the wells in the Field out of which hot Fluid is extracted to produce electricity at the Facility from the heat of the Fluid.

          "Project" shall mean the Facility, the Facility Site, the Field and the Transmission Line.

          "Prudent Operating and Maintenance Practices" means the generally accepted and sound utility industry practices, methods and acts applicable to similar independent power facilities situated in the United States which at a particular time, in the exercise of reasonable judgment and in light of facts known or that should have been known, would have been expected to accomplish the desired results and goals established in the Annual Operating Plan, including such goals as efficiency, reliability, economy, continuous improvement and profitability, in a manner consistent with Law, safety, and environmental protection. With respect to the Project, Prudent Operating and Maintenance Practices include such things as taking reasonable actions to ensure or provide the following:

          (i) Adequate materials, resources and supplies are available to meet the Project's needs under normal conditions and reasonably anticipated abnormal conditions;

          (ii) A sufficient number of operating, maintenance and supervisory personnel available and adequately experienced and trained to operate, maintain and supervise the Project properly, efficiently and within manufacturer's guidelines and specifications and who are capable of responding to emergency conditions;

          (iii) The timely performance of preventive, predictive, routine, and non-routine maintenance and repairs on a basis that ensures long-term and safe operation and by knowledgeable and experienced personnel utilizing specified equipment, tools and procedures;

          (iv) Appropriate monitoring, analysis and testing are done periodically to confirm that equipment is functioning as designed and to provide assurance that equipment will function properly under both normal and emergency conditions;

          (v) Equipment is operated in a safe manner and in a manner safe to workers, the general public and the environment and with regard to defined limitations such as steam pressure, temperature and moisture content, operating voltage, current, frequency, rotational speed, polarity, synchronization and control system limits; and

          (vi) Operations are conducted within all permit, governmental, and regulatory requirements.

          "PURPA" shall mean the Public Utility Regulatory Policies Act of 1978, as amended.

          "Regulatory Records" shall mean the records and other materials required by any Government Agency to be maintained in respect of the Project.

          "Reimbursable Costs" means those direct costs incurred by Operator in the performance of its duties hereunder in accordance with Operator's established practices and policies then in effect, subject to the annual limits set forth in the applicable Annual Budget, unless such limits shall be revised pursuant to an AFE or other agreement reached by Operator and Owner. Reimbursable Costs shall include but not be limited to: direct labor costs (regardless of whether or not the employees are located at the Project), including benefits and employee bonuses (subject to Owner's approval of the aggregate dollar amount of the bonus pool), maintenance costs, equipment rentals (including allocable costs of equipment shared with other projects), parts and supplies, and equipment overhaul costs. Reimbursable Costs shall include reasonable expenses incurred by Operator pursuant to Sections 2.8 and 3.2.2 in connection with an emergency. Where Reimbursable Costs occur based upon Operator's established policies, Operator shall promptly provide Owner, for approval, all such policies and any proposed changes in the documents pursuant to which changes in such established policies shall be made, along with cost/benefit analyses associated with such changes. Increased costs resulting from changes to policies shall be Reimbursable Costs only to the extent that the same shall have been approved in advance by Owner. Reimbursable Costs shall not include legal, consulting, contractor, and indirect corporate overhead and management costs unless such costs have been previously authorized by Owner in an Annual Budget, AFE or other document.

          "Remedial Action" shall mean actions required to (a) clean up, remove, treat or in any other way address Hazardous Materials in the indoor or outdoor environment; (b) prevent the release or threat of release or minimize the further release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

          "SCE" means Southern California Edison, a corporation organized and existing under the laws of the State of California.

          "Scheduled Outage" means a time period during which any of the Major Equipment is shut down for maintenance as scheduled in the Annual Operating Plan or otherwise agreed upon by the Parties and which is accepted by the applicable parties to the Facility Agreements under the terms of such Facility Agreements. Such maintenance shall be scheduled and performed based on the requirements of manufacturers' warranties and recommendations, insurance requirements, and Prudent Operating and Maintenance Practices.

          "Secured Party" means, collectively, each Person providing financing or refinancing under the Financing Agreements and any trustee or agent acting on any such Person's behalf and their successors and assigns.

          "Services" has the meaning assigned to such term in Section 2.1, including, without limitation, such services set forth in Appendix A hereto.

          "Term" has the meaning assigned to such term in Section 6.1.

          "Termination Payment" has the meaning assigned to such term in Section 6.2.

          "Transmission Line" means the 230 kV power line connected to the SCE substation at Inyokern, California, owned by CTLP, through which electricity produced by the BLM Project and the Navy II Project is transmitted for delivery to SCE.

          "Unplanned Maintenance" shall mean all maintenance, repair, and replacements other than Planned Maintenance, and includes such items as replacement of equipment or components prior to their reasonably expected replacement date, major overhauls of equipment or components which in the ordinary course would not be necessary during the expected economic life of the Facility or the Field, repairs and replacements covered by insurance or warranties, and repairs and replacements of components damaged or destroyed following a casualty or event of Force Majeure or sudden equipment explosion or breakdown event, whether or not covered by insurance, together with any services required to take corrective action following any such event.

          "Winding Up" of or in relation to a Person includes the amalgamation, reconstruction, reorganization, administration, dissolution, liquidation, bankruptcy, merger or consolidation of that Person and any equivalent or analogous procedure under the law of any jurisdiction in which that Person is incorporated, domiciled or resident, carries on business or has any assets.

          Section 1.2   Interpretation.  Unless the context otherwise requires:
                        --------------

          1.2.1 Words singular and plural in number will be deemed to include the other and pronouns having a masculine or feminine gender will be deemed to include the other.

          1.2.2 Any reference in this Agreement to any Person includes its permitted successors and assigns and, in the case of any Government Agency, any Person succeeding to its functions and capacities.

          1.2.3 Any reference in this Agreement to any Section or Appendix means and refers to the Section contained in or Appendix attached to this Agreement.

          1.2.4 A reference to a document or agreement, including this Agreement, includes a reference to that document or agreement as novated, amended, modified, supplemented, restated or replaced from time to time.

          Section 1.3   Technical Meanings. Words not otherwise defined herein
                        ------------------
that have well-known and generally accepted technical or trade meanings are used herein in accordance with such recognized meanings.

          Section 1.4   Headings. Headings are for reference only and do not
                        --------
form part of this Agreement.

          Section 1.5   Interpretation; Precedence.  In case of express
                        --------------------------
conflict between a Section and an Appendix, the order of precedence shall be as follows:

          A.  Section

          B.  Appendix

Subject to the foregoing, if any requirements specified in any Appendix are in conflict with any other requirements in such Appendix or in any other Appendix, the more detailed requirements shall prevail. Notwithstanding the above, the provisions of this Agreement, including all Appendices, shall be wherever possible construed as complementary rather than conflicting.

          Section 1.6   Status of Operator and Owner.  Operator shall perform
                        ----------------------------
and execute its obligations under this Agreement as an independent contractor and, to the limited extent set forth herein, agent to Owner and shall not be a partner, joint venturer or employee of Owner. Each of CED, COC and CTLP shall be jointly and severally liable for the obligations of Owner hereunder. Operator acknowledges that, as an internal matter, Owner has allocated responsibility such that CED shall have primary responsibility for expenses related to the Facility and CTLP shall primary responsibility for expenses related to the Transmission Line.

                                   SECTION 2

                         RESPONSIBILITIES OF Operator

          Section 2.1   Scope of Services.  Subject to the provisions of this
                        -----------------
Agreement, from the Commencement Date throughout the Term, Operator shall do all things necessary or advisable for the proper operation and maintenance of the Facility, the Field, and the Transmission Line and perform certain other services as hereinafter set forth (collectively, the "Services"). Operator shall operate and maintain the Facility, the Field and the Transmission Line in a clean, safe, efficient and environmentally acceptable manner. Without limiting the generality of the foregoing, Operator's responsibilities shall include the following:

          2.1.1  Services.  Except as otherwise provided in this Agreement,
                 --------
from and after the Commencement Date until this Agreement is terminated, Operator shall be in complete charge of, and have care, custody and control over, the Facility, the Field and the Transmission Line. Operator shall, in accordance with the provisions of this Agreement (subject to the limitations on Operator's authority set forth in Section 3) perform all services and functions set forth in Appendix A as Operator's responsibilities or requirements.

          2.1.2  Waste Management. Operator shall be responsible for performing
       ----------------
the on-site management of and for arranging for the transportation and disposal of all wastes (including Hazardous Materials) generated by or used in the operation of the Project in compliance with all Applicable Laws and policies and procedures which may be adopted by Owner.

          2.1.3  General.  Operator shall not permit or suffer any liens or
                 -------
encumbrances limitations on Operator's authority set forth herein, Operator shall use all reasonable and practical efforts to maximize Energy and Capacity Revenues, to optimize the useful life of the Project, and to minimize fuel consumption, Facility downtime and Reimbursable Costs.

          Section 2.2 Standards for Performance of the Services. Subject to the
                      -----------------------------------------
limitations on Operator's authority set forth herein, Operator shall perform the Services in all material respects in a prudent and efficient manner and in accordance with (i) the O&M Manuals, (ii) the applicable subcontractor and vendor warranties as provided by Owner to Operator, (iii) the applicable Annual Operating Plan and Annual Budget, (iv) all Applicable Laws, licenses, permits, governmental approvals and standards, (v) the Facility Agreements, (vi) the requirements under the insurance policies maintained by Owner (copies of which will be provided to Operator before the Commencement Date) and Operator with respect to the Project, (vii) Prudent Operating and Maintenance Practices,
(viii) applicable guidelines established by NERC and the Institute of Electrical and Electronic Engineers, Inc. and (ix) the terms of this Agreement. Operator acknowledges that it has received and reviewed copies of all Facility Agreements described on Appendix B.

          Section 2.3   Personnel Standards.
                        -------------------

          2.3.1  Personnel.  The Facility is a non-union plant.  Operator shall
                 ---------
provide and make available as necessary, in accordance with the requirements of the O&M Manuals, all such labor and professional, supervisory and managerial personnel as are required to perform the Services. Such personnel (i) shall be qualified (including possessing appropriate licenses) and experienced in the duties to which they are assigned and (ii) shall meet the requirements for personnel under the O&M Manuals and in accordance with Prudent Operating and Maintenance Practices. All individuals employed by Operator in the performance of the Services shall be the employees of Operator or seconded employees of affiliates of Operator, and their working hours, rates of compensation and all other matters relating to their employment shall be determined solely by Operator (subject to Owner's approval rights with respect to the Annual Budget). With respect to hiring of personnel and its employment policy, Operator shall comply with all Applicable Laws (including, without limitation, the Fair Labor Standards Act and all of the rules, regulations and orders issued thereunder) and shall exercise control over labor relations in a reasonable manner consistent with the intent and purpose of this Agreement. In addition, Operator shall comply with the provisions set forth in Appendix C, unless this Agreement is exempt therefrom, under the rules, regulations and relevant orders of the Secretary of Labor (41 C.F.R. (S) 60-1.5). From and after the Commencement Date, Operator shall retain sole authority, control and responsibility with respect to labor matters in connection with the performance of the Services. Notwithstanding the foregoing, Operator acknowledges and agrees that it does not have the authority to enter into any contracts or collective bargaining agreements with respect to labor matters that purport to bind or otherwise obligate Owner.

          2.3.2  Training Program.  Operator shall provide an ongoing training
                 ----------------
and education program for personnel engaged in providing the Services. Such training and education program shall explain in particular the design, construction, operation and maintenance of all Project equipment as necessary to educate Operator's personnel to safely operate the Project in accordance with Prudent Operating and Maintenance Practices. The schedule and details of such program shall be set forth in the Annual Operating Plan.

          Section 2.4   Approvals and Permits. Prior to the Commencement Date,
                        ---------------------
Owner shall cause copies of all permits and licenses presently required to be maintained in respect of the Project to be delivered to Operator. Operator shall review all Laws containing or establishing compliance requirements in connection with the operation and maintenance of the Project and assist Owner at Owner's request in securing and complying with, as appropriate, all necessary permits, licenses and approvals (and renewals of the same). Operator shall submit copies of all applications for, and proposed forms of, all such permits and licenses to Owner with sufficient time to allow for Owner's review and approval. Operator shall also initiate and maintain precautions and procedures necessary to comply with applicable provisions of all such Laws or other requirements, including those related to prevention of injury to persons or damage to property at the Project. Operator shall notify Owner immediately after Operator becomes aware of any violation of any Law, permit, license or approval regarding the Project.

          Section 2.5   Operating Data and Records.  Operator shall prepare and
              --------------------------
maintain the Operating Logs and Maintenance Reports. Operator shall maintain at the Facility copies of all drawings, specifications lists, clarifications and other materials regarding the Project (including all current revisions thereof) provided to Operator by Owner or by any contractor performing services at the Project. Operator shall also prepare reports and data which are related to the maintenance of Hazardous Materials on-site at the Project in a manner complying with Applicable Laws. Operator shall prepare in a timely fashion, for Owner's prior approval, all reports, plans and other materials required to be delivered by Owner or on behalf of Owner (i) relating to the energy output and consumption of the Project and (ii) with respect to the Project, any Government Agency. Operator shall prepare all such reports, plans and other materials in accordance with the format, standards and procedures required or prescribed by the applicable Facility Agreement or such Government Agency, as the case may be. Copies of all such approved reports that may be submitted to any Government Agency by Operator shall be concurrently furnished to Owner.

          Section 2.6   No Liens or Encumbrances.  Operator shall keep and
                        ------------------------
maintain the Project free and clear of all liens and encumbrances arising through Operator.

          Section 2.7   Preservation of Warranties.  Operator shall not take
                        --------------------------
any action that would cause a default, or adversely affect any warranty that runs to Owner, of which Operator is aware and of which Operator has been provided a copy.

          Section 2.8   Emergency Action.  In the event of an emergency
                        ----------------
affecting the safety or protection of Persons or endangering the Project or property located at the Project, Operator shall take prompt action to attempt to prevent, or to mitigate as much as practicable, such threatened damage, injury or loss and shall as soon as practicable notify Owner of such emergency.

          Section 2.9   O & M Manuals.  Operator shall comply with the O&M
                        -------------
Manuals, and shall have an on-going program of review and updating of such O&M Manuals, which will define the specific conditions under which Operator will perform the Services, including specific provisions which will provide compliance with all provisions of the Facility Agreements, all Applicable Laws, permits and licenses applicable to the operation and maintenance of the Project.

          Section 2.10   Subcontractors.  As long as the amounts to be expended
                         --------------
pursuant to such subcontracts do not exceed the amounts set forth in the Annual Budget for the services to be performed under such subcontracts, Operator may enter into subcontracts for certain of the Services; provided, however, (i) Operator shall not subcontract for routine operations and maintenance activities, and shall subcontract only to the extent reasonably necessary; and
(ii) all subcontracts shall be fair and reasonable to Operator and Owner and shall be negotiated on an arms' length basis. For all subcontracts pursuant to which the compensation paid will or could be in an amount greater than $20,000, Operator will use a competitive bid procedure to select the subcontractor and shall provide to Owner a written summary of the bidding process and the bids received or obtain Owner's prior written consent for use of a sole source. Any subcontract pursuant to which the compensation paid will or could be in an amount greater than $20,000 shall require the prior written approval of Owner, which approval will not be unreasonably withheld or delayed. Each subcontract entered into pursuant to this Section 2.10 by Operator which requires payment in excess of $20,000 per year to the subcontractor thereunder shall contain provisions making such subcontract assignable to Owner, and the Secured Party as collateral pursuant to the Financing Agreements, unilaterally by Operator, without the consent or approval of such subcontractor. Any subcontracting of the Services shall not (a) relieve Operator of any of its duties, liabilities or obligations hereunder, (b) relieve Operator of its responsibility for the performance of Services rendered by any such subcontractor, or (c) create any relationship between Owner and any subcontractor. Insofar as is reasonably practicable, Owner shall communicate with any subcontractor only through Operator. No subcontractor is intended to be or shall be deemed a third-party beneficiary of this Agreement. As a condition of any subcontract, Operator shall require any subcontractor to waive any claim it may have, in law or in equity, directly against Owner.

          Section 2.11   Access.
                         ------

          2.11.1  Owner.  At Owner's expense, Owner, Secured Party and their
                  -----
respective agents and representatives shall have access at all reasonable times to the Project for purposes of inspection and review. At Owner's expense, Owner shall have access at all reasonable times for the performance of Owner's responsibilities.

          2.11.2  Cooperation.  During any such inspection or review of the
                  -----------
Project and performance of Owner's responsibilities, Owner, Secured Party and their respective agents and representatives, as applicable, shall comply with all of Operator's reasonable safety and security procedures, and Owner, Secured Party and their respective agents and representatives shall conduct such inspection, reviews and performance of Owner's responsibilities in such a manner as to cause minimum interference with Operator's activities. Operator also shall cooperate with Owner in allowing other visitors access to the Project under conditions that are mutually agreeable to the Parties.

          Section 2.12   Cooperation with Other Contractors.  Operator
                         ----------------------------------
acknowledges that Owner may, from time to time, retain other contractors to provide administrative and management services for Owner in connection with the Project. Operator shall cooperate and coordinate its activities hereunder with such contractors. In the event of any overlap, duplication or conflict with respect to the Services to be provided by Operator under this Agreement and the services to be provided by any such other contractor under their respective agreements with Owner, Owner shall resolve such matters and determine the respective responsibilities of the parties so as to avoid overlap or duplication. Owner shall inform Operator in writing of any such determination.

                                   SECTION 3

                     LIMITATIONS ON AUTHORITY OF Operator

          Section 3.1   Agency.  Subject to the limitations on Operator's
                        ------
authority set forth in this Agreement, the Annual Operating Plan, the Annual Budget, and the administrative procedures set forth in the O&M Manual, Operator is hereby authorized by Owner to enter into, on behalf of Owner and as agent of Owner, purchase orders and service agreements in connection with the delivery of the Services. Operator shall not claim title to any supplies, consumables, tools, office equipment or furniture acquired on behalf of Owner.

          Section 3.2   General Limitations.  Notwithstanding any provision in
                        -------------------
this Agreement to the contrary, unless previously expressly approved in the applicable Annual

Operating Plan or Annual Budget or otherwise expressly approved in writing by Owner, Operator shall not (and shall not permit any of its agents or representatives to):

          3.2.1  Disposition of Assets.  Lease, pledge, mortgage, convey,
                 ---------------------
license, exchange or make any other transfer or disposition of any property or assets of Owner, including any personal property acquired by Operator under this Agreement, except for the trade-in of equipment and the sale of scrap in the ordinary course of business, in either case, not to exceed in any one instance $20,000; provided, however, that Operator may lease or otherwise provide Owner's equipment, materials, assets or other items to Affiliates of Owner on commercially reasonable terms. The proceeds of any sales of scrap shall inure to the benefit of Owner and Operator shall hold the proceeds in trust for Owner and immediately forward such proceeds to Owner;

          3.2.2  Expenditures.  Make or commit to make any Reimbursable Cost or
                 ------------
acquire on a Reimbursable Cost basis any equipment, materials, assets or other items, except in conformity with the Annual Budget, the Annual Operating Plan and the Administrative Procedures Manual, or consent or agree to do any of the foregoing; provided, however, that in the event of an emergency affecting the safety or protection of Persons or endangering the Project or property located at the Project, Operator, without approval from Owner, shall be authorized to take all reasonable actions to prevent such threatened damage, injury or loss; provided further, however, that notwithstanding any other provision of this Agreement, Operator shall not, without the prior written consent of Owner, make any single expenditure in an amount greater than $20,000, provided, however, that if, notwithstanding Operator's diligent efforts to contact Owner, Operator is unable to do so, Operator shall be authorized to make such emergency expenditures in excess of $20,000;

          3.2.3  Other Actions.  Take or agree to take any other action that
                 -------------
varies from the applicable O&M Manuals or Annual Budget or causes Owner to violate any of the Facility Agreements;

          3.2.4  Lawsuits and Settlements.   Settle, compromise, assign,
                 ------------------------
pledge, transfer, release or consent to the compromise, assignment, pledge, transfer or release of, any claim, suit, debt, demand or judgment against or due by, Owner or Operator (including, agreeing to any penalty for violation of any license or permit), the cost of which, in the case of Operator, would be a Reimbursable Cost hereunder, or submit any such claim, dispute or controversy to arbitration or judicial process, or stipulate in respect thereof to a judgment, or consent to do the same (Operator agrees that Owner shall retain control of any claim, suit, debt, demand and any other litigation regarding the Project, except as to Operator's individual liability.);

          3.2.5  Transactions on Behalf of Owner.  Engage in any transaction on
                 -------------------------------
behalf of Owner not permitted under this Agreement or the Facility Agreements;
or

          3.2.6  Changes in Configuration.  Modify or alter the Project or any
                 ------------------------
component thereof in a manner that materially alters the function, output or efficiency of the Project or any component thereof.

          Section 3.3   Execution of Documents.  Any agreement, contract,
                        ----------------------
notice or other document that is expressly permitted hereunder (or with written approval of Owner) to be executed by Operator shall, subject to prior written notice to Owner, be executed by the Plant General Manager or such other individual representative of Operator who is authorized and empowered by Operator to execute such documents.

                                   SECTION 4

                        PROCEDURES, PLANS AND REPORTING

          Section 4.1   Representatives of Parties; Employees.
                        -------------------------------------
          (a) On the Commencement Date, Operator shall appoint an individual representative, subject to Owner's prior approval (the "Plant General Manager") authorized and empowered to act for and on behalf of Operator on all matters concerning this Agreement and Operator's obligations hereunder; provided, however, in all such matters, Operator shall be bound by the written communications, directions, requests and decisions made by the Plant General Manager. Operator shall notify Owner in writing of the identity of the Plant General Manager.

          (b) On the Commencement Date, Owner shall appoint an individual representative authorized and empowered to act for and on behalf of Owner on all matters concerning this Agreement and Owner's obligations hereunder, provided, however, in all such matters, Operator shall be bound by the written communications, directions, requests and decisions made by Owner's appointed representative. Owner shall notify Operator in writing of the identity of its appointed representative.

          (c) In addition to the Plant General Manager, Operator's appointment of the Production Manager shall require Owner's prior approval.

          (d) Operator shall not, without Owner's consent, terminate the employment of any employee of Operator employed at the Facility Site for any reason other than cause, provided that Operator shall no longer be bound by this provision six (6) months after providing written notice to Owner of its decision not to be so bound.

          Section 4.2   O&M Manuals.  Owner shall provide Operator with copies
                        -----------
of all manuals and operating plans and procedures maintained with respect to the Project. Within 90 days after the Commencement Date, Operator shall submit for review and approval by Owner proposed revisions to the manuals and operating plans and procedures provided by Owner, which revisions shall include those management and administrative policies, procedures, and processes and operating and maintenance parameters necessary to perform the Services. Included in such proposed manuals shall be an administrative procedures manual providing such information as (i) staffing plan, (ii) organization of Operator's employee's providing the Services and reporting procedures, (iii) administrative procedures, including correspondence, reporting and review procedures, (iv) procurement and contracting procedures, including a work order tracking system and an inventory procurement and tracking system, (v) accounting, bookkeeping and record keeping systems and procedures, (vi) personnel policies for Operator's activities at the Project,

(vii) operating procedures, (viii) maintenance program, (ix) safety and security program, (x) environmental safety and compliance procedures, and (xi) outage planning procedures. Promptly after the receipt by Owner of such proposed manual, Owner shall submit written comments thereon to Operator, and thereafter the Parties shall meet to resolve all outstanding differences and to agree upon a final manual (the "O&M Manuals") including the administrative procedures manual (the "Administrative Procedures Manual"), which shall be approved in writing by both Parties. Owner's and Operator's approval of such manuals shall not be unreasonably delayed or withheld. Such final manuals shall remain in effect for the term of this Agreement, subject to such revision and amendment as may be mutually acceptable to the Parties hereto.

          Section 4.3   Annual Facility Operating Plan and Budget.  Prior to the
                        -----------------------------------------
Commencement Date, Owner has provided Operator with a copy of the current budget and operating plan for the Project, which until changed as provided in this Section shall be the Annual Operating Plan and Annual Budget for all purposes of this Agreement. Within 60 days after the Commencement Date, and 90 days prior to the beginning of each calendar year thereafter, Operator shall prepare and submit to Owner a proposed annual budget for the remainder of the Operating Year in which the Commencement Date occurs or such calendar year, as applicable, established on a monthly basis, which shall include a separate operating budget and capital budget and shall set forth, in detail reasonably acceptable to Owner, anticipated operations plans and costs, including forecasts of electricity production and corresponding usage of major commodities, repairs and capital improvements (including major maintenance and a cost\benefits analysis for proposed capital improvements), Scheduled Outages, routine maintenance and overhaul schedules, procurement (including equipment acquisitions and spare parts and consumable inventories indicating a breakdown of capital items and expense items), staffing, personnel and labor activities (including unit rates for labor and holidays to be observed), administrative activities, data regarding other work proposed to be undertaken by Operator and regarding expected environmental performance, together with an itemized estimate, in detail reasonably acceptable to Owner, of all Reimbursable Costs to be incurred in connection therewith. Such budget shall be accompanied by an annual operating plan setting forth the underlying assumptions and implementation plans in connection with the budget ("Annual Operating Plan"). Owner shall promptly review Operator's proposed budget and Annual Operating Plan and may require changes, additions, deletions and modifications. Owner and Operator will then meet and use their best efforts to agree upon a final budget and Annual Operating Plan (i) as soon as practicable for the remainder of the Operating Year in which the Commencement Date occurs and (ii) for each subsequent year by sixty days prior to such calendar year. Owner's and Operator's approval of the budget and Annual Operating Plan shall not be unreasonably withheld or delayed. Such final budget ("Annual Budget") and Annual Operating Plan shall remain in effect throughout the applicable calendar year, subject to any AFE or such other updating, revision and amendment as may be proposed by either Party and consented to in writing, subject to Section 5.5 of this Agreement, by the other
Party.   Any actions proposed under the Annual Operating Plan shall be consistent with the O&M Manuals, the Facility Agreements and Operator's obligations set forth herein.

          4.3.1  Force Majeure Adjustments.  If an event of Force Majeure
                 -------------------------
occurs which results in increased costs to Operator, Operator shall be entitled to a reimbursement reflecting the reasonable value of any such increased costs from such event.

          4.3.2  Carryover Provisions.  If, by the first day of any calendar
                 --------------------
year, the Parties are unable to reach agreement concerning any portion of the Annual Budget or the Annual Operating Plan for such calendar year, the portion of the Annual Budget and Annual Operating Plan for such calendar year which is in dispute shall be resolved by using the portion of the Annual Budget and Annual Operating Plan proposed by Owner for such disputed portion. However, in no event shall such revised Annual Budget or Annual Operating Plan require Operator to (i) deviate from its practices regarding salary administration, compensation and personnel practices, except as required by Laws or (ii) perform services that might conflict with Operator's duties under this Agreement or Applicable Laws. Project staffing levels and the Annual Budget and Annual Operating Plan shall be adjusted to appropriately respond to any material and sustained changes in the operation of the Project required by changes to the Facility Agreements, or as mutually agreed upon by Owner and Operator.

          Section 4.4   Availability of Operating Data and Records.  Operator
                        ------------------------------------------
shall monitor and record all operating data required under the Facility Agreements and otherwise reasonably requested by Owner and shall make such operating data available to Owner (i) on each Business Day immediately following the last day of the applicable period as determined under such Facility Agreement and (ii) upon any reasonable request at any time by Owner, on the Business Day immediately following such request. Such operating data shall include, without limitation, the Operating Logs and Maintenance Reports.

          Section 4.5   Accounts and Reports.  Operator shall comply with the
                        --------------------
reporting requirements relating to power generation, field production, procurement, labor relations and other matters as set forth in the Administrative Procedures Manual. Operator shall cooperate with Owner in complying with the reporting requirements set forth in the Facility Agreements and shall furnish or cause to be furnished to Owner, the following reports, in each case prepared in accordance with the standards established by NERC, concerning the Project operations and the Services.

          4.5.1  Monthly Reports.  Within 15 days after the end of each
                 ---------------
calendar month after the Commencement Date, Operator shall submit: (i) a progress report, in detail acceptable to Owner, covering all operations conducted during such calendar month with respect to operations and maintenance (including, without limitation, information regarding power generation, well performance, Fluid temperatures, general procurement activities, capital improvements and labor relations) which report shall include (with respect to quantitative items) a comparison of such items to corresponding values for the then preceding month and year and a listing of any significant operating problems along with remedial actions planned and a brief summary of major activities planned for the next two reporting periods; and (ii) a statement setting forth all Reimbursable Costs paid or incurred, which statement shall itemize, in detail acceptable to Owner, the computation of such Reimbursable Costs and shall state whether or not the Project operations have conformed to the applicable Annual Operating Plan and Annual Budget during such reporting period and if not, the extent and reasons for such deviation and if remediable such remedial action proposed to be taken.

          4.5.2  Annual Reports.  As soon as available, and in any event within
                 --------------
60 days after the end of each calendar year, Operator shall submit to Owner an annual report certified by the Plant General Manager describing, in detail substantially similar to that contained in the monthly reports referred to in Section 4.5.1 above, all of the Project operations for such calendar year (including, without limitation, inventories of fixed assets, tools, spare parts and consumables) and presenting a comparison of such Project operations with the Annual Operating Plan and the budget set forth in the Annual Budget for such calendar year and with those obtained for the preceding calendar year, if any.

          4.5.3  Litigation; Permit Lapses.  Upon obtaining knowledge thereof,
                 -------------------------
Operator shall submit prompt written notice of: (i) any litigation, claims, disputes or actions, threatened or filed, concerning the Project or the Services to be performed hereunder; (ii) any refusal or threatened refusal to grant, renew or extend or any action pending or threatened that might affect the granting, renewal or extension of any license, permit, approval, authorization or consent; (iii) any dispute with any Government Agency; (iv), all penalties or notices of violation issued by any Government Agency; and (v) any breach or contravention of any Applicable Law, permit, license or approval; which in each case might have a material adverse effect on the operation or maintenance of the Project.

          4.5.4  Other Information.  Operator shall promptly submit to Owner
                 -----------------
any material information concerning new or significant aspects of the Project operations such as, but not limited to (a) any emergency affecting the safety or protection of Persons or endangering the Facility or property located at the Facility, including any action taken by Operator to prevent or mitigate the same, (b) any violation of any Applicable Law, Permit, license or approval regarding the Facility, (c) forced outages of Major Equipment (and the causes thereof and the corrective action taken with respect thereto), and/or planned outages of any kind, and (d) any material deviations or discrepancies from the projections contained in the Annual Operating Plan. Upon Owner's reasonable request, Operator shall promptly submit to Owner such other information concerning the Project or its Services as Owner may request, which may include any information and certifications reasonably required by any Secured Party.

          4.5.5  Records Retention.  At Owner's expense, Operator shall retain
                 -----------------
and preserve all records, reports, documents and data, including all data retrievable from an electronic data storage source, created in connection with the operation and maintenance of the Project, for a period of seven (7) years or longer periods as required by Applicable Law or the Facility Agreements from the date of the creation of such record, report, document or datum, provided that Operator shall notify Owner in writing at least sixty (60) days prior to the destruction or other disposition of any record, report, document or data. If Owner gives written notice to Operator prior to the expiration of the sixty (60) day period, Operator will maintain custody of such material until such time as Owner notifies Operator to dispose of such material, provided that Owner shall make storage space available at the Facility for storage of all such materials. If Owner does not provide written notice to Operator prior to the expiration of the sixty (60) day period, Operator may destroy or dispose of such material and shall provide Owner with a notice confirming such destruction or disposition.

          Section 4.6   Financial Records.  Operator shall keep and maintain
                        -----------------
complete and accurate records of its costs and expenses related to the Services or this Agreement in accordance with generally accepted accounting principles applied on a consistent basis. Operator shall provide Owner access to such records for examination, copying and audit as requested from time to time by Owner. Operator shall keep such records for a period of not less than seven (7) years after the year in which such records were prepared, or such longer period as required by Law, any regulatory or other agency having jurisdiction, or the Facility Agreements. After such time Operator shall either continue to keep such documents or deliver the same to Owner unless otherwise directed by Owner.

                                   SECTION 5

                           COMPENSATION AND PAYMENT

          Section 5.1   Compensation.  As compensation to Operator for the
                        ------------
performance of the Services, Owner shall pay Operator, in the manner and at the times specified in this Section 5, the Annual Operating Fee as further described herein.

          Section 5.2   Reimbursable Costs.  Subject to the provisions of this
                        ------------------
Section 5, Owner shall reimburse Operator for those Reimbursable Costs incurred by Operator while performing the Services in the manner set forth herein.

          5.2.1  Manner and Times of Payment of Reimbursable Costs.  On or
                 -------------------------------------------------
prior to the Commencement Date, Owner shall establish and maintain an O&M operating account in a bank reasonably acceptable to Owner ("O&M Operating Account") and will designate Operator as an additional signatory on the account. Owner will deposit into the O&M Operating Account, subject to all applicable Financing Agreement provisions each month, on or before a day of month to be agreed upon by the Owner and Operator, an amount equal to (i) the amount of Reimbursable Costs set forth in the approved Annual Budget for such month or otherwise approved by Owner to be incurred during such month, plus or minus (ii) the difference between the amounts deposited in the O&M Operating Account in the preceding month and the actual amount of Reimbursable Costs incurred in that month. On or before the 10th day of each month, Operator shall deliver to Owner an accounting report (together with appropriate supporting invoices and receipts) that reflects all Reimbursable Costs for the preceding month, reconciled against the amounts deposited to the O&M Operating Account.

          If at any time during the performance of its obligations, Operator believes that, except in the case of an emergency as provided in Section 3.2.2, actual expenses or costs in any category of the Annual Budget will exceed the budgeted amount in such category by more than Twenty Thousand Dollars ($20,000), during the calendar year, Operator shall notify Owner of such belief within ten
(10) days of forming such belief and shall follow Owner's directions regarding future expenditures on Owner's behalf pursuant to this Agreement. Until such time as Operator shall receive such directions from Owner, Operator shall continue to operate the Project according to the terms of this Agreement as permitted under the Annual Budget then in effect, if Operator receives an AFE or other directions from Owner in writing or Operator and Owner otherwise agree in writing on changes to the Annual Budget, such directions and such changes shall then be part of the Annual Budget. Notwithstanding any provision hereof to the contrary, Operator's obligation to perform the Services shall be subject to Owner's adequately funding the O&M Operating Account.

          5.2.2  Adjustments and Conditions.  Notwithstanding the payment of
                 --------------------------
any amount pursuant to the foregoing provisions, no payment made pursuant to the foregoing provisions shall be considered as approval or acceptance of the Services performed hereunder and Owner shall remain entitled to conduct a subsequent audit and review of all Reimbursable Costs incurred by Operator and paid by Owner hereunder, together with any supporting documentation, for a period of three (3) years from and after the close of the calendar year in which such Reimbursable Costs were incurred. Any such audit to be conducted in the manner set forth in Section 1.1(1) of Appendix A. If, pursuant to such audit and review, it is determined that any amount previously paid by Owner did not constitute a due and payable item of Reimbursable Costs, Owner may recover such amount from Operator or deduct or cause to be deducted such amount from any payment that thereafter may become due to Operator.

          Section 5.3   Annual Operating Fee.  Owner shall pay to Operator for
                        --------------------
the Services performed hereunder an annual operating fee (the "Annual Operating Fee") as follows: (i) $134,000 from the Commencement Date through the first anniversary of the Commencement Date; (ii) $100,000 from the first anniversary of the Commencement Date through the the second anniversary of the Commencement Date; and (iii) $84,000 for each year after the second anniversary of the Commencement Date. On or before June 30 and December 31 of each year, Owner will pay to Operator one-half of the Annual Operating Fee in arrears. Payment of the Annual Operating Fee shall be pro rated for partial calendar years and months.

          Section 5.4   Reserved.
                        --------

          Section 5.5   Changed Conditions; Change in Scope of Services.  Owner
                        -----------------------------------------------
may by written notification to Operator make changes in, additions to, including with respect to Section 1.2(b) of Appendix A to this Agreement, or deletions from Operator's Services and Operator shall thereafter perform its Services in accordance with such notification. If, (a) Owner directs Operator to perform tasks in addition to the Services, (b) Owner directs Operator to perform the Services differently, (c) an event of Force Majeure occurs, (d) modifications are made to any Facility Agreement or the power purchase agreement entered into by Owner contains terms and conditions which, in either case, alter the scope or actions necessary to perform the Services, or (e) changes in any Applicable Law occur, and any such event results in increased costs to Operator, Operator shall be entitled to an adjustment reflecting the reasonable value of any such increased costs from such event so long as Secured Party, if any, consents to such adjustment, and the Parties agree to adjust such other provisions of this Agreement that are directly affected by such event.

                                   SECTION 6

                                     TERM

          Section 6.1   Term.  The term (the "Term") of this Agreement shall
                        ----
commence on the Commencement Date and, unless extended as provided below, expire on the third anniversary of such date (the "Initial Expiration Date"). This Agreement shall be subject to an automatic extension for an additional 3 year period from the Initial Expiration Date (the last day of the extension period shall be referred to as the "Extended Expiration Date"), unless either Party informs the other in writing at least 90 days prior to the Initial or Extended Expiration Date that it does not intend to extend the term of this Agreement. Notwithstanding the foregoing, this Agreement is subject to earlier termination pursuant to Sections 6.2 and 6.3.

          Section 6.2   Termination by Owner.  Owner shall be permitted to
                        --------------------
terminate this Agreement if any of the following events occur: (i) a voluntary Winding-Up of Operator commenced by Operator; (ii) an involuntary Winding-Up instituted against Operator that is not stayed, dismissed or terminated within ninety (90) days after commencement; (iii) a material default by Operator of its obligations under this Agreement, provided Operator shall have up to thirty (30) days after receipt of written notice by Owner to cure such default or make substantial progress (in the reasonable opinion of Owner) towards curing such default, if the default is capable of being cured; (iv) an event of Force Majeure affecting Operator's performance of the Services continues for a period of one hundred eighty (180) consecutive days (or in the case of a strike or labor stoppage continuing for ninety (90) consecutive days unless Owner impairs Operator's ability to resolve such strike or labor stoppage); (v) the Project or any part thereof becomes subject to regulation as a public utility by any Government Agency (other than the Federal Energy Regulatory Commission); (vi) the Project is shut down by, or termination of this Agreement is required by, any regulatory or governmental authorities having jurisdiction over the Project;
(vii) the occurrence of a total or partial failure of the Field (including, without limitation, a substantial change in the quantity of temperature of the Fluid) or destruction of the Project; or (viii) at Owner's convenience without cause upon six (6) months' prior written notice. Promptly after the date of termination, Operator shall be paid for the Services rendered by Operator through such termination date, including all fees earned through the date of termination (the "Termination Payment"). Except for the Termination Payment, Owner shall not be liable for any costs incident to termination in the case of any termination under this Section 6.2.

          Section 6.3   Termination by Operator.  Operator shall be permitted
                        -----------------------
to terminate this Agreement if any of the following events occur: (i) a payment default by Owner that is not cured within sixty (60) days, provided Owner has received written notice of such default; (ii) a voluntary Winding-Up of Owner commenced by Owner; (iii) an involuntary Winding-Up of Owner instituted against Owner, that is not stayed, dismissed or terminated within ninety (90) days after commencement; (iv) a material default by Owner of any other obligation under this Agreement, provided Owner shall have up to sixty (60) days after receipt of written notice by Operator to cure such other default or make substantial progress (in the reasonable opinion of Operator) towards cure if the default is capable of being cured; (v) at Operator's convenience without cause upon six (6) months' prior written notice; (vi) the Project becomes subject to regulation as a public utility by any Government Agency (other than the Federal Energy Regulatory Commission); or (vii) upon thirty (30) days prior written notice if an event of Force Majeure occurs or changed condition described in Section 5.5 occurs and the Secured Party does not approve an adjustment agreed upon by Owner and Operator. Except as otherwise provided in this Section 6.3, Operator shall provide Owner with written notice of its intent to terminate this Agreement no later than three (3) months prior to the date of termination.

          Section 6.4   Facility Condition at End of Term; Transmission Line.
                        ----------------------------------------------------
          (a) Upon expiration or termination of this Agreement, Operator shall assist with the transition of the operations of the Project to its successor and shall cooperate with the successor's offering of employment to employees at the Project. Operator shall leave the Facility and the equipment used in the Field in as good condition as on the Commencement Date, normal wear and tear and casualty excepted, and with the equivalent supply of spare parts, and any other operating items (other than items for which Owner is responsible) as were provided by Owner to Operator on the Commencement Date, or such modified supply thereof as has been approved by Owner (and shall be reimbursed for all Reimbursable Costs incurred in connection therewith). All special tools, improvements, software, inventory of supplies, spare parts, safety equipment, O&M Manuals (in each case as provided to or obtained by or provided by Operator during the term of this Agreement) and any other items furnished on a Reimbursable Cost basis under this Agreement will be left at the Facility and will become or remain the property of Owner without additional charge. Owner shall also have the right, in its sole discretion, to directly assume and become liable for any contracts or obligations that Operator may have undertaken with third parties in connection with the Services. Operator shall execute all documents and take all other reasonable steps requested by Owner that may be required to assign to and vest in Owner all rights, benefits, interests and title in connection with such contracts or obligations.

          (b) If the Operation and Maintenance Agreement between Operator and the Owner of the Navy II Project is terminated and this Agreement is not simultaneously terminated, Owner and Operator shall agree on responsibility for maintenance of the Transmission Line following termination of the Navy II Project Operation and Maintenance Agreement.

          Section 6.5   Termination Costs.  In the event of a termination of
                        -----------------
this Agreement by Owner pursuant to clauses (i), (ii), or (iii) of Section 6.2 or a termination of this Agreement by Operator pursuant to clause (v) of Section 6.3, Owner shall be entitled to recover from Operator any damages, fines or penalties for which Operator is liable hereunder.

                                   SECTION 7

                                   INSURANCE

          Section 7.1   General.  The provisions of this Section 7 do not
                        -------
modify, change or abrogate any responsibility of Operator stated elsewhere in this Agreement. Owner assumes no responsibility for the solvency of any insurer or the failure of any insurer to settle any claim. A summary of certain provisions of Operator's and Owner's policies are set forth below.

          Section 7.2   Operator Insurance.  Subject to Owner's approval,
                        ------------------
Operator shall obtain and maintain, or cause to be obtained and maintained, as a Reimbursable Cost, the insurance set forth below as and from the Commencement
Date:

          Statutory workers' compensation insurance, including coverage for Longshoremen's and Federal Harbor Workers Act, if applicable, and with minimum Employer Liability limits of $1,000,000.

          Section 7.3   Owner Insurance.  Owner shall secure, at its sole
                        ---------------
expense, prior to the Commencement Date and maintain in effect during the term hereof the following insurance subject to the availability of same at reasonably commercial terms:

          (i) Comprehensive General Liability insurance with minimum limits of $10,000,000 per occurrence including premises/operations, explosion, collapse and underground hazards, broad form contractual, products/completed operations and personal injury.

          (ii) Comprehensive Automobile Liability Insurance for all owned, non-owned and hired vehicles in a minimum amount of $1,000,000 per occurrence.

          (iii) Broad form all risk property insurance on a replacement cost basis, with limits acceptable to Secured Party.

          Operator will explore with its insurers whether it is possible to include Owner's insurance obligations set forth in this Section with Operator's insurance coverage and to include such insurance expenses as Reimbursable Costs.

          Section 7.4   Form and Content.  All policies, binders or interim
                        ----------------
insurance contracts with respect to insurance maintained under this Section 7 shall:

          (a) be placed with insurance companies that are acceptable to Owner and Secured Party, and for policies procured by Owner, shall name Operator as an additional insured to the extent of its interest; provided, that Operator shall have no interest with respect to business interruption coverage or property insurance;

          (b) include as named insureds Owner, each Partner, Secured Party and Operator and the officers, directors, affiliates and employees of each of them with respect to such parties' interest in the Project and/or operations and maintenance activities on behalf of Owner, and include such other parties as additional insureds as Owner deems necessary;

          (c) provide for general liability coverage either in a single policy or through a combination of policies. Such policy or combination of policies shall have deductibles not to exceed $100,000 for each claim for loss or damage and include blanket contractual, broad form property damage, severability of interests or cross liability for named or additional insureds and independent contractor coverage;

          (d) be primary with respect to any other insurance coverages available to Owner or Operator or the additional insureds and not be in excess to, or contributing with, any insurance maintained by any other Person and that all provisions, except the policy limits, shall operate in the same manner as if there were a separate policy covering such insured under each such policy;

          (e) provide for no recourse for payment of any premium against Owner, Secured Party or additional insureds for Operator furnished insurance under
     Section 7.2 and no recourse for payment of any premium against Operator, Secured Party or additional insureds for Owner furnished insurance under
     Section 7.3;

          (f) waive (i) any right of subrogation of the insurers thereunder against Owner, Operator, Secured Party or additional insureds and the officers, directors, employees, agents and representatives of each of them, and (ii) any right of the insurers to any setoff or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of any such Person insured under such policy;

          (g) expressly provide that it may not be canceled or materially changed without giving Owner or Operator, as the case may be, and Secured Party sixty (60) days prior written notice thereof except in the case of non-payment for which the later of twenty (20) days prior notice thereof or such period agreed to by the relevant insurer shall be provided; and

          (h) not be invalidated by any action or inaction of any additional insured and shall insure each such insured regardless of any breach or violation of any warranty, declaration or condition contained in such insurance by the primary named insured.

          Section 7.5   Certificates; Proof of Loss.  On or before the required
                        ---------------------------
date for the insurance to be provided hereunder, each Party shall furnish certificates of insurance to the other Party evidencing the insurance required hereunder. The Party maintaining each insurance policy hereunder shall make proofs of loss under each such policy and shall take all other action reasonably required to ensure collection from insurers for any loss under any such policy, except that Owner may at its discretion require Operator to provide such proof of loss and take such other action on behalf of Owner in the case of the insurance maintained by Owner pursuant to Section 7.3. Operator shall provide Owner with copies of the insurance policies obtained by it promptly upon receipt thereof.

                                   SECTION 8

                                INDEMNIFICATION

          Section 8.1   By Operator.
                        -----------

          8.1.1  General Indemnity.  Subject to the provisions of Section 9,
                 -----------------
Operator shall indemnify, defend and hold harmless the Owner Indemnified Parties from and against any and all suits, actions, liabilities, legal proceedings, claims, demands, losses, costs and expenses of whatsoever kind or character, including reasonable attorneys' fees and expenses, for injury or death of persons or physical loss of or damage to property of Persons arising from Operator's (including its employees or agents) gross negligence or willful misconduct in connection with performance of the Services.

          8.1.2  Indemnity for Violation of Law.  Subject to the provisions of
                 ------------------------------
Section 9, Operator shall also indemnify, defend and hold harmless the Owner Indemnified Parties from and against any and all regulatory penalties or fines and reasonable expenses (including attorneys' fees and expenses whether at the trial or appellate level) arising from Operator's violation of any Law, license, permit, or government approval.

          8.1.3  Indemnity for Patent Infringement.  If any of the Services
                 ---------------------------------
would infringe upon any patent, trademark or copyright or would involve the unauthorized use of a third Person's trade secrets, Operator agrees to render consultation, assistance and modifications to the Services as necessary to avoid such infringement or unauthorized use. If any Owner Indemnified Party is charged with infringement or unauthorized use by reason of the Services or of the operation of the Project by Operator, subject to the provisions of
Section 9, Operator agrees to fully defend and indemnify such Owner Indemnified Party from any and all suits, actions, liabilities, legal proceedings, claims, demands, losses, costs and expenses and shall settle such claim, action, proceeding or suit (at Operator's expense) without impairing the operation of the Project.

          8.1.4  Costs.  It is understood and agreed by the Parties that any
                 -----
costs or expenses incurred by Operator pursuant to its indemnity obligations under this Section 8.1 shall not constitute Reimbursable Costs.

          Section 8.2   By Owner.
                        --------

          8.2.1  General Indemnity.  Subject to the provisions of Section 9,
                 -----------------
Owner shall indemnify, defend and hold harmless the Operator Indemnified Parties from and against any and all suits, actions, liabilities, legal proceedings, claims, demands, losses, costs and expenses of whatsoever kind or character, including reasonable attorneys' fees and expenses, for injury or death of persons or physical loss of or damage to property of Persons and entities other than Operator arising from Owner's (including its employees or agents) gross negligence or willful misconduct in connection with the performance of Owner's obligations hereunder.

          8.2.2  Indemnity for Violation of Law.  Subject to the provisions of
                 ------------------------------
Section 9, Owner shall also indemnify, defend and hold harmless the Operator Indemnified Parties from and against any and all regulatory penalties or fines (other than any Environmental Claims which shall be governed by Section 9), and reasonable expenses (including attorneys' fees and expenses whether at the trial or appellate level) arising from Owner's violation of any Law, license, permit, or government approval, including (i) with respect to any claim based on identifying COC as the operator of the Project in Project permits, and (ii) with respect to the performance of Owner's obligations under Section 1.2(b) of Appendix A hereto, provided that with respect to any such penalties, fines or expenses included in (i) or (ii) the limitation of liability contained in
Section 9.1 shall not apply.

          Section 8.3   Cooperation Regarding Claims.  If any Party hereto
                        ----------------------------
(each an "Indemnified Party") shall receive notice or have knowledge of any claim that may result in a claim for indemnification by such Indemnified Party against a Party pursuant to Section 8 or 9, such Indemnified Party shall, as promptly as possible, give the indemnifying Party notice of such claim, including a reasonably detailed description of the facts and circumstances relating to such claim, and a complete copy of all notices, pleadings and other papers related thereto, and in reasonable detail the basis for its potential claim for indemnification with respect thereto; provided that failure promptly to give such notice or to provide such information and documents shall relieve the indemnifying Party from the obligation hereunder to respond to or to defend the Indemnified Party failing to give such notice against such claim only to the extent such failure prejudiced the interests of the indemnifying party with respect to such claim. The Party against whom indemnification is claimed shall, upon its acknowledgment in writing of its obligation to indemnify the Indemnified Party seeking indemnification, be entitled to assume the defense or to represent the interests of the Indemnified Party seeking indemnification in respect of such claim, which shall include the right to select and direct legal counsel and other consultants, appear in proceedings on behalf of such Indemnified Party and to propose, accept or reject offers of settlement, all at its sole cost; provided, however, that without the Indemnified Party's consent, which consent may not be unreasonably withheld, the indemnifying Party may only consent to entry of a judgment or settlement that does not provide for injunctive or other nonmonetary relief affecting the Indemnified Party.

                                   SECTION 9

                          LIABILITIES OF THE PARTIES

          Section 9.1   Limitations of Liability.  Notwithstanding any
                        ------------------------
provision herein to the contrary, neither Party nor any of their respective shareholders, partners, principals, Affiliates, officers, directors, agents, subcontractors or employees shall be liable hereunder for consequential or indirect loss or damage, including loss of Energy and Capacity Revenues, loss of profit and anticipated revenues, cost of capital, loss of goodwill, increased operating costs or any other special or incidental damages. The Parties further agree that the waivers and disclaimers of liability, indemnities, releases from liability, and limitations on liability expressed herein shall survive termination or expiration of this Agreement, and shall apply at all times, whether in contract, equity, tort or otherwise, regardless of the fault, negligence (in whole or in part), strict liability, breach of contract or breach of warranty of the Party indemnified, released or whose liabilities are limited, and shall extend to the shareholders, partners, principals, Affiliates, directors, officers and employees, agents and related or affiliated entities of such Party, and their shareholders, partners, principals, Affiliates, directors, officers and employees.

          Section 9.2   Environmental Liability.
                        -----------------------

          9.2.1  Prior to the Commencement Date.  Owner alone shall be solely
                 ------------------------------
responsible for present or future Environmental Claims directly or indirectly related to or arising out of the actual or alleged existence, generation, use, collection, treatment, storage, transportation, recovery, removal, discharge or disposal of Hazardous Materials present at, in or under the Project and/or adjacent areas prior to the Commencement Date. Owner shall defend, indemnify and hold Operator harmless against all such Environmental Claims.

          9.2.2  After the Commencement Date.  Operator shall be responsible for
                 ---------------------------
transporting and/or disposing Hazardous Materials off the Facility Site in compliance with applicable Laws and shall be responsible for all Environmental Claims directly or indirectly related to or arising out of the actual or alleged generation, use, collection, storage, recovery, removal, discharge or disposal of Hazardous Materials at the Project and/or adjacent areas other than in compliance with applicable Laws arising after the Commencement Date except to the extent that such generation, use, collection, storage, recovery or removal is due to the negligence or intentional misconduct of Owner. Subject to the provisions of Section 9.4 Operator shall defend, indemnify and hold Owner and each Owner Indemnified Party harmless against all such Environmental Claims for which Operator is responsible.

          Section 9.3   Limitation of Owner's Liability.  Subject to Operator's
                        -------------------------------
rights under Sections 5, 6, 7, 8, 9 and 13, Operator's remedy for breach of this Agreement by Owner shall be to terminate this Agreement pursuant to Section 6. Notwithstanding anything to the contrary herein, it is specifically understood and agreed that there shall be absolutely no personal liability or recourse for the payment of any amounts due hereunder, or the performance of any obligations hereunder against any employee, shareholder, partner, member, officer or director, whether past, present or future, of Owner, any direct or indirect parent company or any Affiliate thereof, and Operator shall look solely to the assets of Owner for the satisfaction of each and every remedy of Operator in the event of any breach by Owner; provided, however that nothing herein shall relieve any of the foregoing Persons from liability for such Person's willful misconduct or gross negligence.

          Section 9.4   Limitation of Operator's Liability.  Operator's
                        ----------------------------------
liability hereunder shall be limited as follows:

          9.4.1  Liability for Loss or Damage to the Facility.  Unless such
                 --------------------------------------------
loss or damage arises through the gross negligence or willful misconduct of Operator, its employees or its agents, Operator's liability for any loss of or damage to the Project, or any other property in the care, custody or control of Operator (including loss or damage to spare parts and materials) shall be limited to the proceeds of the insurance described in Section 7.

          9.4.2  Operator's Total Aggregate Liability.  The total aggregate
                 ------------------------------------
liability of Operator to Owner for all liability arising out of or in connection with the performance of the Services, Operator's obligations hereunder or the operation of the Project in any calendar year under any theory of recovery, whether based in contract, in tort (including negligence and strict liability), under warranty or otherwise, and notwithstanding any other provisions of this Agreement shall equal the sum of the Annual Operating Fee payable during the calendar year in which the action or inaction giving rise to the claim for indemnity occurred whether or not actually paid.

          9.4.3  No Recourse.  Notwithstanding anything to the contrary herein,
                 -----------
it is specifically understood and agreed that there shall be absolutely no personal liability or recourse for the payment of any amounts due hereunder, or the performance of any obligations hereunder against any employee, shareholder, partner, officer or director, whether past, present or future, of Operator, any direct or indirect parent corporation or any Affiliate thereof, and Owner shall look solely to the assets of Operator for the satisfaction of each and every remedy of Owner in the event of any breach by Operator; provided, however that nothing herein shall relieve any of the foregoing Persons from liability for such Person's willful misconduct or gross negligence.

          Section 9.5   Section 1542.  Owner and Operator do not believe that
                        ------------
this Agreement is governed by Section 1542 of the California Civil Code, which provides that:

          A General Release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

To the extent that Section 1542 may be deemed to govern Section 9 of this Agreement, Owner and Operator each knowingly and voluntarily waives the provisions of Section 1542 and acknowledges and agrees that this waiver is an essential and material term of this Agreement and without the waiver the Agreement would not have been entered into. Each of Owner and

Operator have been advised by its legal counsel and understands and acknowledges the significance and consequences of this Agreement and of this specific waiver of Section 1542.

                                  SECTION 10

                           TITLE, DOCUMENTS AND DATA

          Section 10.1   Materials and Equipment.  Title to all materials,
                         -----------------------
equipment, software, supplies, consumables, spare parts and other items purchased or obtained by Operator on a Reimbursable Cost basis hereunder shall pass immediately to and vest in Owner or its designee upon the passage of title from the vendor or supplier thereof; provided, however, that such transfer of title shall in no way affect Operator's obligations as set forth in the other provisions hereof; provided, further, that Operator shall not invoice Owner for materials and equipment unless and until title has passed.

          Section 10.2   Documents; Proprietary Information.  All materials and
                         ----------------------------------
documents prepared or developed by Operator or its employees, representatives or contractors solely in connection with the Project or the performance of the Services shall become the property of Owner when prepared. Operator makes no warranty regarding the use of such material by Owner (i) other than in connection with the Project or (ii) after the termination of this Agreement. Notwithstanding the foregoing, where materials or documents prepared or developed by Operator or its employees, representatives or contractors contain proprietary or technical information, systems, techniques, or know-how previously known to Operator or its contractors or previously acquired by Operator or its contractors from third parties, Operator or its contractors shall have the unrestricted right to use or dispose of such information, systems, techniques, or know-how as they see fit; provided, however, that Owner shall have the right to utilize the same in connection with the Project without cost to Owner. All such materials and documents, together with any materials and documents furnished to Operator or to its contractors by Owner, shall be delivered to Owner upon expiration or termination of this Agreement and before final payment is made to Operator; provided that Operator may retain and use copies of all such materials and documents prepared by Operator subject to the terms of Section 13 hereof.

          Section 10.3   Review by Owner.  In addition, all such materials and
                         ---------------
documents shall be available for review by Owner at all reasonable times during development and promptly upon completion. All such materials and documents required to be submitted for the approval of Owner shall be prepared and processed in accordance with the requirements and specifications set forth in the O&M Manuals. Owner's approval of materials and documents submitted by Operator shall not relieve Operator of its responsibility for the correctness thereof or of its obligation to meet all the requirements hereof.

                                  SECTION 11

                        REPRESENTATIONS AND WARRANTIES

          Section 11.1   Operator Representations and Warranties.  Operator
                         ---------------------------------------
represents and warrants to Owner that:

          11.1.1  Organization and Good Standing.  Operator is a corporation
                  ------------------------------
duly organized, validly existing, and in good standing under the laws of Florida.

          11.1.2  Enforceability.  This Agreement constitutes the legal, valid,
                  --------------
and binding obligation of Operator except as enforceability may be limited by
(i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and (ii) general principles of equity.

          11.1.3  Due Authorization.  The execution, delivery, and performance
                  -----------------
of this Agreement by Operator has been duly authorized by all requisite action and will not conflict with any provisions of any Law, or any agreement or instrument to which it is a party or by which it, its property or assets may be bound or affected.

          11.1.4  Licenses.  Operator is the holder of all necessary
                  --------
governmental consents, licenses, permits or other authorizations required to operate or conduct its business as contemplated herein.

          11.1.5  Qualifications and Skill of Operator.  Operator is qualified
                  ------------------------------------
to operate and maintain the Project and to provide the services contemplated by this Agreement. All personnel employed by Operator to perform its obligations hereunder shall be qualified to perform such obligations and shall be experienced or shall be properly trained in performing the tasks which they shall perform.

          Section 11.2   Owner Representations and Warranties.  Owner
                         ------------------------------------
represents and warrants to Operator that:

          11.2.1  Organization and Good Standing. Each of CED and CTLP is a
                  ------------------------------
general partnership duly organized, validly existing, and in good standing under the laws of the State of California. COC is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware.

          11.2.2  Enforceability.  This Agreement constitutes the legal, valid,
                  --------------
and binding obligation of Owner except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and (ii) general principles of equity.

          11.2.3  Due Authorization.  The execution, delivery, and performance
                  -----------------
of this Agreement by Owner has been duly authorized by all requisite action and will not conflict with any provisions of any Law, or any agreement or instrument to which it is a party or by which it, its property or assets may be bound or affected.

          11.2.4  Facility Agreements.  Prior to Commencement Date, Owner will
                  -------------------
provide Operator with complete and correct copies of the Facility Agreements described on Appendix B.

                                  SECTION 12

                                 FORCE MAJEURE

          Section 12.1   Excused Performance.  Except for the obligation to
                         -------------------
make payments for the Services actually rendered hereunder, either Party shall be excused from performance and shall not be considered to be in default in respect to any obligation hereunder, if failure of performance shall be due to an event of Force Majeure.

          Section 12.2   Notice of Force Majeure.  If either Party's ability to
                         -----------------------
perform its obligations hereunder is affected by an event of Force Majeure, such Party shall promptly, upon learning of such event of Force Majeure and ascertaining that it will affect its performance hereunder, give notice to the other Party within 48 hours of its discovery stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect. The burden of proof shall be on the Party asserting excuse from performance due to such event of Force Majeure.

          Section 12.3   Scope.  The suspension of performance shall be of no
                         -----
greater scope and no longer duration than that which is absolutely necessary. The excused Party shall use its reasonable best efforts to remedy its inability to perform and to mitigate any damage as a result thereof.

                                  SECTION 13

                           CONFIDENTIAL INFORMATION

          Section 13.1   Non-disclosure.  Each Party agrees to hold in
                         --------------
confidence any information imparted to it by the other Party which pertains to Owner's or Operator's business activity in any manner, and which is not the subject of general public knowledge, including, without limitation, proprietary processes, technical information and know-how, information concerning Owner's other projects, management policies, economic policies, financial and other data and the like. This obligation shall continue to remain in full force and effect during the Term of this Agreement and for two (2) years after the date of termination or expiration of this Agreement. The preceding non-disclosure requirements shall not apply to:

          (i) information furnished without restriction by one Party to the other Party prior to the Commencement Date;

          (ii)   information in the public domain; or

          (iii) information obtained by one Party from a third Person not under an obligation of non-disclosure to Owner or Operator, as the case may be.

          Section 13.2   Disclosure to Government Agency.  Either Party may
                         -------------------------------
disclose any such information to the extent that such Party is required by any Government Agency to make such disclosure. If a Party becomes legally compelled to disclose any of such confidential information, such Party shall provide the other Party with prompt notice so that the other Party may seek to obtain a protective order or other appropriate remedy.

          In addition, Owner may disclose such information to the extent that such disclosure is required by Secured Party, the Facility Agreements, any prospective Secured Party, any prospective member of Owner, independent engineer, power purchaser, SCE, any supplier to the Project and any Person providing any type of interconnection services to the Project, it being understood that prior to any disclosure of such information, such Persons shall be informed of the confidential nature of the information and shall agree (i) to keep the information confidential and (ii) to the other terms of Section 13 of this Agreement.

                                  SECTION 14

                           MISCELLANEOUS PROVISIONS

          Section 14.1   Assignment. This Agreement shall not be assignable by
                         ----------
either Party without the prior written consent of the other Party. Notwithstanding the foregoing, this Agreement may be assigned to Secured Party as security for Secured Party's financing of the Project and, with ninety (90) days prior written notice to Operator: (i) to the successor of Owner, (ii) to a Person acquiring all or a controlling interest in the business assets of Owner,
(iii) to a wholly-owned subsidiary of Owner, or (iv) in connection with a sale or transfer of the Project by Secured Party; provided that any such assignment (except pursuant to paragraph (iv)) shall not relieve the assigning Party of any of its obligations under this Agreement.

          Notwithstanding the foregoing or any provisions of this Agreement to the contrary, if default shall occur in the observance of performance of any of the covenants or conditions required to be observed or performed by Owner hereunder, Operator agrees that it will (a) give each Secured Party who has been identified, in writing, by Owner as a Secured Party prompt written notice of such default and of the nature thereof (such notice to be delivered to the address for each Secured party provided by Owner to Operator), (b) advise such Secured Party as to the action Operator proposes to take in respect of such default, and (c) not take action to enforce any of its rights or remedies hereunder prior to the expiration of a 30-day period following the giving of the notice in clause (a) above.

          If the default has not been remedied by Owner within twenty (20) days after the giving of such notice, the Secured Party shall have the right (but not the obligation) at any time prior to the expiration of the thirty (30) day period referred to in (c) above to remedy such default, and Operator agrees to accept the payment or performance tendered (if in compliance with the terms hereof) as constituting payment or performance by Owner for all purposes hereof.

          Section 14.2   Entire Agreement and Amendments.  This Agreement
                         -------------------------------
embodies the entire agreement between the Parties relating to the subject matter hereof. The Parties shall not be bound by or liable for any documents proposed or submitted prior to the date of this Agreement and not incorporated in this Agreement (by reference or otherwise), or for any statement, representation, promise, inducement or understanding of any kind or nature relating to the Services or any other matter covered by this Agreement which is not set forth or provided for herein. This Agreement shall be binding upon and shall inure to the benefit of the successors and permitted assigns of the Parties. No changes, amendments or modifications of any of the terms or conditions of this Agreement shall be valid unless set forth in writing and signed by each of the Parties. Unless and until Operator shall have received written notice from the Secured Party that the lien of any security agreements between Secured Party and Owner has been released no amendment or modification of any of the provisions of this Agreement shall be effective unless the Secured Party shall have joined in such amendment, modification or shall have given its prior written consent thereto.

          Section 14.3   Survival.  Notwithstanding any provisions herein to
                         --------
the contrary, the obligations set forth in Sections 5, 6, 8 and 13 and the limitations on liabilities set forth in Section 9 shall survive in full force the expiration or termination of this Agreement.

          Section 14.4   Severability.  Any provision of this Agreement which is
                         ------------
prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or such unenforceability and shall not invalidate the enforceable portions of such provision or the remaining provisions of this Agreement or affect the validity or enforceability of any such provision in any other jurisdiction. Except as otherwise provided for herein, the remedies expressly afforded hereunder to Owner and Operator, respectively, are in addition to any other remedies provided at law or in equity.

          Section 14.5   Waiver.  None of the provisions of this Agreement
                         ------
shall be considered waived by a Party unless such waiver is in writing and signed by such Party. No waiver shall be construed as a modification of any of the provisions of this Agreement or as a waiver of any default (present or future) hereunder or breach hereof, except as expressly stated in such waiver.

          Section 14.6   Notices.  All notices required or permitted under this
                         -------
Agreement shall be in writing and shall be hand-delivered or sent by certified or registered mail, return receipt requested, facsimile or commercial delivery subject to written record of receipt, to Owner or Operator, as the case may be, at their respective addresses set forth below, or to such other addresses as may be designated by notice given as herein required. All notices shall be effective upon first receipt as evidenced by written record of delivery or confirmation of transmission.

          Owner and Operator: Coso Energy Developers
          ------------------  c/o Cathness Energy, L.L.C.
                              1114 Avenue of the Americas
                              41st Floor
                              New York, New York 10036-7790
                              Attention: President
                              Facsimile No.: (212) 921-9239


          with a copy to:     Caithness Energy, L.L.C.
                              350 Indiana Street
                              Suite 601
                              Golden, Colorado 80401

                              Facsimile No.: (303) 279-3486

          Operator:           FPL Energy Operating Services, Inc.
          --------            700 Universe Boulevard
                              Juno Beach, Florida  33408
                              Attention:  Vice President - Operations
                              Facsimile No.:  (561) 691-7309

                              FPL Energy Operating Services, Inc.
                              c/o FPLE West Region
                              6952 Preston Avenue
                              Livermore, CA 94552
                              Attention: Vice President - Operations
                              Facsimile No.: (925) 455-3101

          Section 14.7   GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY
                         -------------
AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.

          Section 14.8   Further Assurances.  If either Party reasonably
                         ------------------
determines that any further instruments or any other acts or things are necessary or desirable to carry out the terms of this Agreement, the other Party will execute and deliver all such instruments and assurances and do all such things as the first Party reasonably deems necessary or desirable to carry out the terms of this Agreement (at the cost of the first Party).

          Section 14.9   No Third Person Rights.  Except for the provisions of
                         ----------------------
Sections 14.1 and 14.2 to which the Secured Party is an intended third party beneficiary, this Agreement is not for the benefit of any Person other than the Parties, and no other Person shall be deemed to be a third party beneficiary hereof or entitled to any benefits hereunder.

          Section 14.10   Dollars.  All payments made to be made by either
                          -------
Party to the other hereunder shall be in Dollars.

          Section 14.11    Counterparts.  This Agreement may be executed in
                           ------------
more than one counterpart, each of which shall be deemed to be an original.

          Section 14.12    Strikes.  In the event of a whole or partial
                           -------
nonoperation of the Facility due to a strike or other form of labor action by Operator's personnel, Owner shall have the right to continue operating the Facility and to retain such other personnel or agents as Owner in its sole discretion deems necessary or advisable for such purposes. Owner shall have no obligation to pay the Annual Operating Fee for the period during which Owner operates the Facility.

  [Remainder of the page intentionally left blank; signature page immediately following]

          IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

                                            OWNER:

                                            COSO ENERGY DEVELOPERS
                                            By NEW CHIP COMPANY, LLC

                                            By: /s/ Christopher T. McCallion
                                               ---------------------------------
                                               Name:   Christopher T. McCallion
                                               Title:  Executive Vice President

                                            COSO OPERATING COMPANY LLC


                                            By: /s/ Christopher T. McCallion
                                               ---------------------------------
                                               Name:   Christopher T. McCallion
                                               Title:  Executive Vice President

                                            COSO TRANSMISSION LINE PARTNERS
                                            By:  COSO ENERGY DEVELOPERS
                                            By:  NEW CHIP COMPANY, LLC


                                            By: /s/ Christopher T. McCallion
                                               ---------------------------------
                                               Name:   Christopher T. McCallion
                                               Title:  Executive Vice President

                                            Operator:

                                            FPL ENERGY OPERATING SERVICES, INC.

                                            By: /s/ John A. Keener
                                               ---------------------------------
                                               Name:   John A. Keener
                                               Title:  Vice President

                                       35